Exhibit 10.1

THE McCLATCHY COMPANY

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

(Effective January 24, 2018)

ARTICLE 1
PURPOSE

The McClatchy Company (the “Company”) has established The McClatchy Company Executive Supplemental Retirement Plan (the “Plan”) for the benefit of certain executives of the Company and its Affiliates. The Plan is established effective January 24, 2018 (the “Effective Date”). The purpose of the Plan is to provide a means for executives to obtain additional retirement accumulation, thereby supporting the retention of key personnel. The Company intends that the Plan shall be treated as an unfunded plan of deferred compensation for purposes of the Internal Revenue Code of 1986, as amended (the “Code”) and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and as a plan for a select group of management and highly compensated employees for purposes of ERISA.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1	Eligibility and Participation

The Committee may extend eligibility to participate in the Plan to any executive officer or other key employee of the Company or its Affiliates by designating such employee as a Participant in writing. Such an employee of the Company or its Affiliates will become a participant (a “Participant”) as of the date stated in the Committee written designation or, if none is so stated, as of the later of (i) the date of such written designation, or (ii) the first date on which such employee performs an hour of service as an employee of the Company or the employing Affiliate. Prior to each calendar year commencing after the Effective Date, the Committee shall approve the list of executive officers and/or other key employees who will remain as active Participants under the Plan for the upcoming calendar year.

2.2	Company Supplemental Contribution Amount

For each calendar year ending after the Effective Date, except as provided in Section 2.3, the Company will make a Company Supplemental Contribution under this Plan to each Participant who remains employed by the Company or its Affiliates on the last day of such calendar year or who experiences a Separation from Service during the calendar year on account of Retirement, involuntary termination by the Company or the employing Affiliate without Cause, death or Disability.

2.3	Cessation of Participation in New Contributions

A Participant shall cease to be eligible to participate in the Plan as of the date designated by the Committee as the date of his or her cessation of participation (which date may not be retroactive), or, if earlier, the date on which the Participant experiences a Separation from Service. A Participant shall not receive any Company Supplemental Contribution for any complete calendar year in which he or she is not, or is no longer, eligible to participate in the Plan. Notwithstanding the preceding, a Participant who ceases to be a Participant on account of having experienced a Separation from Service shall not receive any Company Supplemental Contribution for the calendar year in which his or her Separation from Service occurs and each calendar year thereafter; provided, however, that if the Separation from Service is on account of Retirement, involuntary termination by the Company or the employing Affiliate without Cause, death or Disability, the Participant shall receive any Company Supplemental Contribution for the year in which the Separation from Service occurs.

2.4	Vesting

A Participant’s Account shall vest in accordance with the following schedule based on his or her Years of Vesting Service:

Years of Vesting Service	Vested Percentage
Less than 5	0%
At least 5, but less than 6	50%
At least 6, but less than 7	60%
At least 7, but less than 8	70%
At least 8, but less than 9	80%
At least 9, but less than 10	90%
10 or more	100%

A Participant’s Account shall become fully and immediately vested upon a Separation from Service on account of Retirement, involuntary termination by the Company or the employing Affiliate without Cause, death or Disability.

A Participant shall forfeit any amount of his or her Account that is not vested as of his or her Termination Date. Furthermore, notwithstanding anything to the contrary under this Plan, a Participant shall not be entitled to any payment with respect to any portion of his or her Account that is forfeited under this Section 2.4.

ARTICLE 3
PAYMENT OF DEFERRED COMPENSATION

3.1	Three-Year Installment Payments

Except in the event of death, a Participant’s vested Account will be distributed in three equal annual installments to him or her commencing in January of the calendar year following his or her Termination Date or, if later, as of the first day of the seventh month following his or her Termination Date.

3.2	Death

In the event of the death of a Participant, distribution of his or her vested Account shall be made entirely in accordance with Article 5 of the Plan.

3.3	Unforeseen Emergency Distributions from this Plan

The Plan Administrator may, in its sole discretion, make distributions to a Participant from his or her vested Account prior to the date that amounts would otherwise become payable if the Plan Administrator determines that the Participant has incurred an Unforeseeable Emergency. The amount of any such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs created by the Unforeseeable Emergency, plus the amount necessary to pay the taxes thereon.

ARTICLE 4
PLAN ACCOUNTS

4.1	Accounts

A bookkeeping Account shall be established and maintained by the Plan Administrator for each Participant in which shall be recorded the amounts credited as Company Supplemental Contributions.

4.2	Investment Performance

Participants’ Accounts shall be adjusted to reflect increases or decreases based on the allocation of the Account in one Investment Index or among two or more Investment Indices or a credited interest rate based on a published benchmark index, as determined by the Plan Administrator in its sole discretion for all Accounts. The Plan Administrator is authorized prospectively to replace or otherwise modify the Investment Indices used under the Plan, and to reallocate the Accounts prospectively into an Investment Index or among two or more Investment Indices.

4.3	Valuation Date

Each Participant’s Account shall be valued as of each December 31, and on the last day of the month in which the Participant ceases to be an employee, at which point credits under Section 4.2 shall be made with respect to the Account balance remaining in the Plan as of the Valuation Date. The Plan Administrator also may establish such other date or dates as Valuation Dates with respect to a Participant’s Account or particular investments in the Account.

ARTICLE 5
dEATH Benefits

5.1	Death Benefit

A Participant may designate a Beneficiary or Beneficiaries to receive payment of his or her vested Account in the event of his or her death. Each Beneficiary designation: (i) shall be made on a form filed in the manner prescribed by the Plan Administrator, (ii) shall be effective when, and only if made and filed in such manner during the Participant’s lifetime, and (iii) upon such filing, shall automatically revoke all previous Beneficiary designations. Upon the death of a Participant, the full amount of the Participant’s vested Account (or the remaining amount of the vested Account in the event that installment payments have commenced) shall be paid to the Participant’s Beneficiary in a single lump sum.

5.2	Failure to Designate Beneficiary

If the payments to be made pursuant to this section are not subject to a valid Beneficiary designation at the time of the Participant’s death (because the designated Beneficiary predeceased the Participant or for any other reason), the estate of the Participant shall be the Beneficiary. If a Beneficiary designated by the Participant to receive all or any part of the Participant’s Account dies after the Participant but before complete distribution of that portion of the Account, and at the time of the Beneficiary’s death there is no valid designation of a contingent Beneficiary, the estate of such Beneficiary shall be the Beneficiary of the portion in question.

Article 6
CLAIMS PROCEDURE

6.1.	Initial Claim

If a Participant believes he or she is entitled to payments under the Plan which have not been paid or have been paid in a lesser amount, the Participant may submit a written claim to the Plan Administrator. If the Plan Administrator determines that the claim should be denied, written notice of the decision will be furnished to the Participant within a reasonable period of time. This notice will set forth in clear and precise terms the specific reasons for the denial, specific reference to pertinent Plan provisions on which the denial is based, a description of additional material or information necessary for the Participant to perfect the claim, and an explanation of the Plan’s review procedure. The written notice shall be given to the Participant within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim, in which case a decision will be rendered and written notice furnished within one hundred eighty (180) days after receipt of the claim. A written notice of such extension of time indicating the special circumstances and expected date of decision will be furnished to the Participant within the initial ninety (90) day period.

6.2.	Claims Appeal

The Participant may, within sixty (60) days after receiving notice denying the claim, request a review of the decision by written application to the Committee. The Participant may also review pertinent documents and submit issues and comments in writing. A written decision on the appeal will be made by the Committee not later than sixty (60) days after receipt of the appeal, unless special circumstances require an extension of time, in which case a decision will be rendered within a reasonable period of time, but in no event later than one hundred twenty (120) days after receipt of the appeal. A written notice of such extension of time will be furnished to the Participant before such extension begins. The decision will include the specific reason(s) for the decision and the specific reference(s) to the pertinent plan provisions on which the decision is based. The decision will be final. A Participant’s Beneficiary also may use the claim procedures set forth in Section 6.1 and this Section 6.2.

Article 7
MANAGEMENT AND ADMINISTRATION

7.1.	Administration

The Company shall serve as the Plan Administrator. The Plan Administrator shall have the full power and authority to control and manage the operation and administration of the Plan, including the authority, in its sole discretion: (i) to promulgate and enforce such rules and regulations as deemed necessary or appropriate for the administration of the Plan; (ii) to interpret the Plan consistent with the terms and intent thereof; and (iii) to resolve any possible ambiguities, inconsistencies and omissions in the Plan. All such actions shall be in accordance with the terms and intent of the Plan.

The Company may designate, by written instrument acknowledged by the parties, one or more persons to carry out its fiduciary responsibilities as Plan Administrator. To the extent of any such delegation, the delegate shall become the Plan Administrator responsible for the matters assigned by the Company, and references to the Company in such capacity shall apply instead to the delegate. Additionally, the Company may assign any of its responsibilities to specific persons who are directors, officers, or employees of the Company, or a committee composed of such persons, in order to execute its actions as the Plan Administrator. Any action by the Company assigning any of its responsibilities to specific persons who are directors, officers, or employees of the Company, or a committee composed of such persons, shall not constitute delegation of the Company’s responsibility as Plan Administrator, but rather shall be treated as the manner in which the Company has determined internally to discharge such responsibility. One such assignment is hereby made to the General Counsel, who shall have the power on behalf of the Company to execute plan documents, trust agreements or other contracts relating to the Plan or Plan administration.

The Plan Administrator may engage the services of accountants, attorneys, actuaries, consultants and such other professional personnel as deemed necessary or advisable to assist them in fulfilling responsibilities of the Plan Administrator under the Plan. The Plan Administrator, and its delegates and assistants shall be entitled to act on the basis of all tables, valuations, certificates, opinions and reports furnished by such professional personnel.

7.2.	Amendment and Termination of the Plan

The Company may, in its sole discretion, amend this Plan at any time or from time to time, in whole or in part, and for any reason, by action of the Committee. However, no amendment shall reduce the amount accrued in a Participant’s Account as of the date of such amendment, except that the Company may change the Investment Indices to be applied prospectively. The Company may terminate the Plan as follows:

(i)	Partial Termination

The Committee may partially terminate the Plan by instructing the Plan Administrator not to credit additional Company Supplemental Contributions under the Plan. If such a partial termination occurs, the Plan shall continue to operate and be effective with respect to Company Supplemental Contributions credited to a Participant’s Account prior to the effective date of such partial termination.

(ii)	Complete Termination

The Committee may completely terminate the Plan by instructing the Plan Administrator to terminate all existing Plan contributions. In the event of complete termination, the Plan shall cease to operate and, to the extent permitted by Section 409A of the Code, the Plan Administrator shall distribute each Participant’s Account to the Participant.

Article 8
GENERAL PROVISIONS

8.1.	Alienation of Benefits

No Account payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance. Neither the Company nor the Plan shall in any manner be liable for or subject to the debts or liabilities of any person entitled to payment under the Plan.

8.2.	Overpayments

If any overpayment of an Account is made under the Plan, (i) the amount of the overpayment may be set off against further amounts payable to or on account of the Participant until the overpayment has been recovered in full, or (ii) the Participant shall be required to return the amount of the overpayment to the Plan Administrator. The foregoing remedy is not intended to be exclusive.

8.3.	Withholding Taxes

The Company and the Plan Administrator shall withhold such taxes and make such reports to governmental authorities as they reasonably believe to be required by law.

8.4.	Distributions to Minors and Incompetents

If the Plan Administrator determines that a Participant or any Beneficiary receiving or entitled to receive payment of an Account under the Plan is incompetent to care for his or her affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee or other legal representative) may be made to the spouse, parent, brother or sister or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent. In the absence of the appointment of a legal guardian of the property of a minor, any minor’s share of an Account under the Plan may be paid to such adult or adults as in the opinion of the Plan Administrator have assumed the custody and principal support of such minor.

The Plan Administrator, however, in its sole discretion, may require that a legal guardian for the property of any such incompetent or minor be appointed before authorizing the payment of the Account in such situations. Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this Article 8 shall be a complete discharge of any obligation arising under the Plan with respect to such benefit payments.

8.5.	No Right to Employment

Nothing contained in this Plan shall be deemed to give any employee the right to be retained in the service of the Company or to interfere with the right of the Company to demote, discharge or discipline any employee at any time without regard to the effect that such demotion, discharge or discipline may have upon the employee under the Plan.

8.6.	Unfunded Plan

The Plan shall be an unfunded, unsecured obligation of the Company. The Company shall not be required to segregate any assets to provide payment of a Participant’s Account, and the Plan shall not be construed as providing for such segregation. Any liability of the Company with respect to the payment of a Participant’s Account shall be based solely upon any contractual obligations created by the Plan. Any such obligation shall not be deemed to be secured by any pledge or other encumbrance or any property of the Company.

8.7.	Trust Fund

At its discretion, the Company may establish one or more trusts for the purpose of assisting in the payment of a Participant’s Account, provided the establishment of such a trust is not in connection with a change in the financial health of the Company within the meaning of Section 409A of the Code. To the extent payments provided for under the Plan are made from any such trust, the Company shall not have any further obligation to make such payments. The establishment and maintenance of any such trust shall not alter the nature of a Participant’s Account under the Plan as unfunded and unsecured.

8.8.	Change in Control; Merger or Other Reorganization

The Company may assign its obligations under this Plan to a successor, whether by merger, consolidation, asset sale or other business reorganization or transaction (“Business Transaction”). The obligations also may transfer to a successor in a Business Transaction by operation of law. The transfer of a Participant to a successor in connection with a Business Transaction shall not result in the Participant being treated as terminating employment or ceasing to be an employee, if the Company assigns its obligations under this Plan to the successor or if the obligations are assigned by operation of law. Thereafter, this Plan shall be binding upon and shall inure to the benefit of any successor of the Company, resulting from the Business Transaction. Alternatively, in the case of a Business Transaction that is a Change in Control, the Company may determine to terminate the Plan and distribute all benefits as soon as reasonably practicable thereafter, provided the termination and distribution comply with the requirements of Section 409A of the Code.

8.9.	Miscellaneous

(i)	Construction

Unless the contrary is plainly required by the context, wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the female gender, and vice versa, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, and vice versa. Furthermore, the terms of this Plan shall be construed in accordance with Section 409A of the Code so as to avoid the imposition of the penalty tax under Section 409A, and, in the event of any inconsistency between the Plan and Section 409A of the Code, Section 409A shall control.

(ii)	Severability

If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in it.

(iii)	Titles and Headings Not to Control

The titles to Articles and the headings of Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than the titles or headings, shall control.

(iv)	Complete Statement of Plan

This document is a complete statement of the Plan. The Plan may be amended, modified or terminated only in writing and then only as provided herein.

8.10.	Governing Law

The Plan shall be governed by ERISA, and to the extent not preempted by ERISA, the laws of the State of California without regard to its choice of law provisions.

article 9
DEFINITIONS

In addition to those definitions set forth in Article 1 or otherwise in the text of this Plan, the following terms shall have the meaning assigned below in this Article 9:

9.1.         “Account” means the book entry account established under the Plan for a Participant in which shall be reflected all Company Supplemental Contributions and allocable returns and losses under Article 4 of the Plan.

9.2.         “Affiliate” means any entity which is part of the same "controlled group" as the Company, as determined under Sections 414(b) or (c) of the Code. An entity shall be treated as an Affiliate only while a member of the controlled group that includes the Company.

9.3.         “Beneficiary” means the person or persons designated by the Participant to receive payment of the amounts provided in the Plan in the event of his or her death. Each Beneficiary designation: (i) shall be made on a form filed in the manner prescribed by the Plan Administrator, (ii) shall be effective when, and only if made and filed in such manner during the Participant's lifetime, and (iii) upon such filing, shall automatically revoke all previous Beneficiary designations.

9.4.         “Board” means the Board of Directors of the Company.

9.5.         “Cause” means (i) a willful failure by the Participant to substantially perform the duties of his or her position with the Company, other than a failure resulting from the Participant’s complete or partial incapacity due to physical or mental illness or impairment, or (ii) a willful act by the Participant which constitutes gross misconduct and which is materially injurious to the Company. No act, or failure to act, by the Participant shall be considered “willful” unless committed without a reasonable belief that the act or omission was in the Company’s best interest.

9.6.         “Change in Control” means the occurrence of any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets to any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert; (ii) any "person" or group of persons (other than any member of the McClatchy family or any entity or group controlled by one or more members of the McClatchy family) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; (iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board; or (v) the occurrence of a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended, or any similar successor rule.

9.7.         “Code” means the Internal Revenue Code of 1986, as amended.

9.8.         “Committee” means the Compensation Committee of the Board.

9.9.         “Company” means The McClatchy Company.

9.10.       “Company Supplemental Contribution” means, with respect to each calendar year, the Company contribution to a Participant’s Account equal to ten percent (10%) of the Participant’s Compensation for the calendar year.

9.11        “Compensation” means the base salary paid to a Participant by the Company or its Affiliates for the applicable calendar year, which amount shall exclude overtime, commissions (except for commissions paid to Participants for direct sales, which shall be included), bonuses or any other extra compensation.

9.12        “Disability” means a termination of employment as a result of the fact that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can reasonably be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months.

9.13        “ERISA” means the Employee Retirement Income Security Act of l974, as amended.

9.14       “Investment Indices” means the investment measures or published benchmark interest rate selected by the Company for use under the Plan, as set forth in Supplement A. The Plan Administrator shall select the initial Investment Indices under the Plan, and may in its sole discretion and from time to time replace or otherwise modify the Investment Indices used under the Plan.

9.15        “Plan Administrator” means the Company.

9.16        “Retirement” means, with respect to a Participant, his or her Separation from Service on or after the attainment of age 55 and at a time at which he or she has to his or her credit at least ten (10) “years of vesting service” under The McClatchy Company 401(k) Plan.

9.17        “Separation from Service” means termination of a Participant’s employment with the Company and its Affiliates by reason of death, retirement, Disability, resignation or discharge; provided, further, that such termination would constitute a “separation from service” within the meaning of Treasury Regulations section 1.409A-1(h) or any amendment or successor thereto in accordance with the default rules thereunder. Accordingly, a Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and the Company reasonably anticipate that either (i) no further services will be performed for the Company and its Affiliates after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Company and its Affiliates after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by Participant over the immediately preceding thirty-six (36)-month period. If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Company or an Affiliate shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Company or an Affiliate under an applicable statute or by contract. The Plan Administrator determines, in its sole discretion, when a Separation from Service occurs for all purposes under the Plan.

9.18        “Termination Date” means the date the Participant has a Separation from Service.

9.19        “Unforeseeable Emergency” means one or more of the following events: (i) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant; (ii) a loss of the Participant’s property due to casualty; or (iii) other similar and extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Plan Administrator.

9.20        "Valuation Date" means the date or dates as of which Accounts are valued, as set forth in Section 4.3.

9.21        “Year of Vesting Service” means, with respect to a Participant, each twelve (12) consecutive months of service as an employee of the Company or any Affiliate in the period commencing on the date the employee becomes a Participant in the Plan and ending on the Participant’s Termination Date. A Participant’s service does not terminate when the Participant goes on a bona fide leave of absence that was approved by the Company or the employing Affiliate in writing if the terms provide for continued service credits, or when continued service credits is required by applicable law. The Participant’s service terminates in any event when the approved leave ends unless the Participant immediately returns to active employee work with the Company or an Affiliate. The Plan Administrator determines, in its discretion, which leaves count for purposes of determining Years of Vesting Service.

*   *   *   *   *

To reflect the adoption of this Plan by the Board, effective as of January 24, 2018, the authorized officer hereby executes this Plan document on behalf of the Company.

By:
Name:
Title:

Supplement A

Investment Indices

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